Exhibit 10.5

APPENDIX 1:

GENERAL RELEASE IN FULL OF ALL CLAIMS

[to be signed within 21 days after termination of employment]

In exchange of the promises described in Sections 1 and 2 of the Separation and Release Agreement dated March 24th, 2011, between Gregory E. McClain (“Employee”) and General Moly, Inc. (“Agreement”), Employee, for himself, and his heirs, assigns and personal representatives, fully and completely releases General Moly, Inc (“Company”) and its parent, subsidiary and affiliated entities, and its and their shareholders, members, directors, officers, managers, employees and agents (the “Released Parties”) from any and all claims or causes of action that Employee may have against the Released Parties, known or unknown, including but not limited to claims arising from Employee’s employment with any Released Party or the termination thereof, from the beginning of time through the date of execution of this General Release in Full of All Claims (“Released Claims”), including but not limited to the following:

(a)     claims arising under any constitution or any federal, state or local statue, regulation or ordinance, including but not limited to the Age Discrimination in Employment Action (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, and the Colorado Antidiscrimination Act (C.R.S. 24-34-301 et seq. and 24-34-401 et seq.); and

(b)     claims arising under any common law theory, including but not limited to breach of contract, promissory estoppels, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortuous interference, invasion of privacy, or any other claims sounding in contract, tort or equity;

but excluding claims for vested pension benefits, workers’ compensation benefits, unemployment compensation benefits, or any other claims that cannot by law be released by private agreement.

By signing this General Release in Full of All Claims (“General Release”), Employee acknowledges and agrees:

(a)                                  that the consideration described in Sections 1 and 2 of this Agreement is consideration to which Employee would not otherwise be entitled, but for the execution of this Agreement;

(b)               that the Released Claims do not include (i) a lawsuit to challenge the effectiveness of a release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act, or (ii) a charge filed with an administrative agency provided that Employee cannot recover any monetary or injunctive relief pursuant to such charge;

(c)                that Employee has been advised to consult with legal counsel about this Agreement and has been given an opportunity to do so;

(d)               that Employee has been given twenty-one (21) calendar days in which to consider this Agreement before executing it but understands that he may execute it in less than 21 days if he wishes to do so; and

(e)                that Employee has executed this Agreement voluntarily, of his own free will, and without any threat, intimidation or coercion.

Employee may revoke this Agreement by delivering written notice of revocation to Company by fax or U.S. Mail addressed as follows, which notice must be postmarked or received not later than the seventh (7th) calendar day following Employee’s execution of this Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by Employee:

General Moly, Inc.

1726 Cole Blvd, Suite 115

Lakewood, CO  80401

Fax:  (303) 928-8598

ATT:  Corporate Counsel, Scott Roswell

/s/ Gregory E. McClain
Gregory E. McClain

Date:	March 24, 2011